Exhibit 99.1

Harbor Acquisition Corporation joins new Russell Microcap Index

Boston, MA, July 12, 2006 — Harbor Acquisition Corporation (AMEX: HAC; HAC.U; HAC.WS), a blank check company, announced today that it became part of the Russell Microcap™ Index.

“We are pleased to be included in the Russell Microcap Index” said Robert J. Hanks, CEO of Harbor Acquisition. “This will assist our ongoing efforts to increase Harbor’s visibility with investors and institutions.”

About Russell
Russell, a global leader in multi-manager investment services, provides investment products and services in 44 countries. Russell manages more than $167 billion in assets and advises clients worldwide representing $2.4 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

About Harbor Acquisition Corporation
Harbor Acquisition Corporation, a special purpose acquisition company, is organized to acquire one or more companies in the consumer product or industrial product industries.

Investors may contact Harbor at invest@harborpartners.com. An investment profile about Harbor Acquisition may be found at www.harboracquisition.com

Safe Harbor Regarding Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995, including any implication that the Company will continue to be included in the Russell Microcap Index, which, to a large degree, is outside of the control of the Company. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements.